EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated May 11, 2007, relating to the consolidated financial statements of Spartan Stores, Inc. and subsidiaries, and management's report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Spartan Stores, Inc. and subsidiaries for the year ended March 31, 2007, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Grand Rapids, Michigan
August 16, 2007